Exhibit 99.1

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2010

NEWS CORPORATION REPORTS

FOURTH QUARTER NET INCOME

OF $875 MILLION ($0.33 PER SHARE)

ON REVENUE GROWTH OF 6%

FULL YEAR NET INCOME OF

$2.5 BILLION ($0.97 PER SHARE)

ON REVENUE GROWTH OF 8% TO $32.8 BILLION

NEW YORK, NY, August 4, 2010 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported full year total segment operating income1 of $4.0 billion, a $401 million or an 11% increase from the $3.6 billion reported a year ago. Excluding the one-time $500 million litigation charge from the current year and considering the absence of the $121 million earnings contributions from NDS Group plc (“NDS”), which was not consolidated in fiscal 2010, total segment operating income growth was 30%. Current year revenues of $32.8 billion increased 8% from the $30.4 billion reported in fiscal 2009. The higher full year total segment operating income was the result of double digit growth at the majority of the Company’s business segments, partially offset by lower contributions from the Direct Broadcast Satellite Television and Other segments.

The Company reported net income for the full year of $2.5 billion ($0.97 per share) as compared to a net loss of $3.4 billion ($1.29 per share) reported in fiscal 2009. The full year results primarily reflect the increased total segment operating income results noted above as well as improved equity earnings of affiliates. Additionally, the prior year results included $9.2 billion in pre-tax impairment and other charges partially offset by a non-cash tax benefit of $1.1 billion from the resolution of various tax matters and a net gain of $1.2 billion on the partial sale of the Company’s interest in NDS.

For the fourth quarter, the Company reported total segment operating income of $932 million, compared with $948 million reported a year ago. This slight decline was primarily driven by increased contributions from the Cable Network Programming, Television and Newspapers and Information Services segments, which were more than offset by lower contributions from the remaining business segments.

The Company reported fourth quarter net income of $875 million ($0.33 per share) as compared to a net loss of $203 million ($0.08 per share) reported in the fourth quarter a year ago. Fourth quarter results include a gain on the sale of the Company’s Bulgarian TV station, the Company’s share of a favorable British Sky Broadcasting Group plc (“BSkyB”) litigation settlement and a non-cash tax benefit related to the recognition of certain prior year tax credits. The positive impact from these items was partially offset

1	Total segment operating income is a non-GAAP financial measure. See page 13 and 14 for a description of total segment operating income and for a reconciliation of total segment operating income to income (loss) before income tax expense. Prior year total segment operating income results have been conformed to the current year presentation.

by an impairment and restructuring charge of $217 million related to the Company’s international outdoor and mobile businesses. The fourth quarter a year ago included $680 million in impairment and restructuring charges.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“I am very pleased with the overall 30% increase, which is more than three times the growth we were projecting when we started the fiscal year.

“Despite the volatility of world economies, News Corporation continues to thrive on a truly global scale. Having the biggest worldwide movie in history helped us achieve these Fiscal 2010 results, but that was just a part of a much broader improvement at News Corporation. These results underscore just how well positioned we are – fiscally, operationally and strategically – for further growth across all of our markets. The opportunity for us to expand the scale of our franchises is significant, including through taking advantage of the continual technological advances that will broaden the reach of our core content and distribution businesses.

“So as we turn to Fiscal 2011 and beyond, I am confident in our businesses and in our people to deliver superior results.”

REVIEW OF OPERATING RESULTS

Total Segment Operating Income

	3 Months Ended June 30,		12 Months Ended June 30,
	2010	2009	2010		2009
	US $ Millions
Filmed Entertainment	$137	$203	$1,349		$848
Television	113	100	220		191
Cable Network Programming	563	429	2,268		1,653
Direct Broadcast Satellite Television	97	155	230		393
Integrated Marketing Services	82	102	(151	)*	353
Newspapers and Information Services	115	96	530		466
Book Publishing	(1)	(1)	88		17
Other	(174)	(136)	(575)		(363)

Total Segment Operating Income	$932	$948	$3,959	*	$3,558

*	Includes a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $4,459 million for the year ended June 30, 2010.

Filmed Entertainment

Filmed Entertainment reported fourth quarter segment operating income of $137 million, as compared to the $203 million reported for the same period a year ago. The decline was primarily due to lower contributions from worldwide theatrical releases as compared to the prior year, which included Night at the Museum: Battle of the Smithsonian and X-Men Origins: Wolverine. In addition, the fourth quarter included lower pay and free TV revenues due to timing. The decline in the quarter was partially offset by an increase in worldwide home entertainment revenues, primarily due to the DVD sales of Avatar, which is the best selling Blu-Ray title of all-time.

For the full year, segment operating income increased to a record $1.3 billion, from $848 million reported in fiscal 2009. This growth was driven by the blockbuster worldwide theatrical and home entertainment performances of Avatar and Ice Age: Dawn of the Dinosaurs and several other successful theatrical releases.

Television

Television reported fourth quarter segment operating income of $113 million, a 13% improvement over the same period a year ago. For the full year, segment operating income increased 15% to $220 million. The quarterly and full year results were largely driven by improved advertising markets at the Television Stations, partially offset by higher programming expenses at the Fox Broadcast Network.

Fox Television Stations’ fourth quarter operating results increased $106 million from the same period a year ago. For the full year, earnings contributions increased 45% versus fiscal 2009. Local television station advertising revenues improved 29% in the quarter and 8% for the year compared to the same periods a year ago, reflecting strength in the automobile and telecom sectors.

At the FOX Broadcasting Company, fourth quarter and full year operating results declined due to higher programming costs driven by increased license fees for returning series and higher NASCAR costs, as well as a decline in ratings that more than offset higher advertising pricing.

Cable Network Programming

Cable Network Programming reported fourth quarter segment operating income of $563 million, an increase of $134 million over the fourth quarter a year ago. The operating income growth in the quarter was driven by a 30% improvement in the domestic cable channels’ operating income and 40% higher earnings contributions from the international cable channels. For the full year, segment operating income increased over the prior year by 37% to a record $2.3 billion with all major networks experiencing double-digit operating income growth over the prior year.

Advertising revenue at the domestic cable channels grew over the prior periods by 11% for the fourth quarter and by 3% for the full year. In the fourth quarter, FOX News Channel outperformed CNN, MSNBC and CNBC combined in total viewers for both primetime and total day. The international cable channels’ advertising revenue grew by 35% over the prior years’ fourth quarter and by 25% for the full year on particularly robust STAR India advertising gains. Additionally, double-digit affiliate revenue growth for the fourth quarter and the full year primarily reflects higher rates and subscribers at all major networks.

Direct Broadcast Satellite Television

SKY Italia reported fourth quarter segment operating income of $97 million, a decrease of $58 million versus the $155 million in operating income reported a year ago, and full year operating income of $230 million, a decrease of $163 million versus the $393 million reported for fiscal 2009. These results reflect local currency revenue growth of 4% for the quarter, driven by increased advertising during the FIFA World Cup. Full year local currency revenue was flat compared to year ago levels. Overall costs, in local currency, increased in the quarter as a result of higher sports programming costs related to the FIFA World Cup and for the year the programming cost increases also included costs associated with Olympic coverage. While Sky Italia reported a net decline of 56,000 subscribers for the year, they added 45,000 net new subscribers in the fourth quarter bringing the year-end closing subscriber base to approximately 4.7 million.

Integrated Marketing Services

Integrated Marketing Services reported fourth quarter segment operating income of $82 million, a decrease of $20 million versus the $102 million reported in the quarter a year ago. This decline reflects lower contributions from free standing inserts driven by lower rates and the publication of two fewer inserts in the quarter. Full year segment operating loss was $151 million, compared to $353 million in segment operating income reported a year ago, primarily reflecting a $500 million litigation settlement charge in the second quarter of fiscal 2010.

Newspapers and Information Services

Newspapers and Information Services reported fourth quarter segment operating income of $115 million, an increase of 20% compared with the same period a year ago, and full year segment operating income of $530 million, an increase of $64 million versus fiscal 2009. Increased advertising revenues across all of our markets drove quarterly growth in the segment. Full year results were driven by lower operating expenses reflecting cost containment initiatives across all of the newspaper businesses. In addition, both the fourth quarter and full year results include a favorable foreign exchange impact primarily from the relative strengthening of the Australian dollar against the U.S. dollar. Partially offsetting this growth was the absence of contributions due to the disposition of the Dow Jones Index business in March 2010.

The U.K. newspaper group reported higher fourth quarter operating income contributions driven by 15% higher advertising revenues in local currency terms and lower newsprint costs. For the full year, higher operating income contributions reflect lower operating expenses due to cost containment initiatives, partially offset by lower circulation revenue.

The Australian newspaper group reported higher fourth quarter local currency operating income over the same period a year ago as a 10% advertising revenue increase was offset by lower circulation revenue and higher newsprint expenses and costs associated with various initiatives. For the full year, operating income declines, in local currency terms, reflect a 3% reduction in revenues, primarily from classified advertising.

Dow Jones’ fourth quarter operating results declined slightly from the same period a year ago, primarily reflecting a 14% increase in advertising revenue and an 11% increase in circulation revenue being more than offset by lower contributions from the information services business and a reduction in earnings due to the disposition of the Index business. Full year operating results were up 62% as compared to the prior year as 9% growth in circulation revenues and lower costs were partially offset by lower contributions from the information services operations.

Book Publishing

HarperCollins reported fourth quarter segment operating results in-line with the prior year results which included revenues from licensing fees received from a settlement that were offset by higher operating costs. HarperCollins reported full year segment operating income of $88 million, an increase of $71 million as compared to the prior year, led by increased general and children’s book sales. The increase at the General Books division was primarily due to the success of Going Rogue by Sarah Palin and higher electronic books sales. Strong sales of Where the Wild Things Are by Maurice Sendak, The Vampire Diaries by L.J. Smith and L.A. Candy by Lauren Conrad led to the increase at the Children’s division. Additionally in the fourth quarter, HarperCollins had 70 books on The New York Times bestseller list, including 4 books that reached the number one spot. For the full year, HarperCollins had 164 books on The New York Times bestseller list, including 19 titles reaching the number one spot.

Other

Other reported a fourth quarter segment operating loss of $174 million and full year segment operating loss of $575 million, increases of $38 million and $212 million, respectively, as compared to the prior year periods. These increases reflect higher operating losses at the Digital Media Group, principally due to lower search and advertising revenues at MySpace. In addition, the increased segment operating loss for the full year reflects the absence of $121 million operating income from NDS resulting from the sale of a portion of the Company’s ownership stake in February 2009.

OTHER ITEMS

A dividend of $0.075 per Class A and Class B share has been declared and is payable on October 13, 2010. The record date for determining dividend entitlements is September 8, 2010.

In June 2010, the Company announced that it had proposed to the board of directors of BSkyB to make a cash offer of 700 pence per share for the BSkyB shares that the Company does not already own. The Company and the independent members of BSkyB’s board of directors were unable to reach a mutually agreeable price at the time of the public announcement; however, the parties entered into a cooperation agreement pursuant to which the parties agreed to work together to proceed with the regulatory process in order to facilitate a proposed transaction.

The Company has agreed to backstop €340 million of financing measures that are being initiated by Sky Deutschland AG (“Sky Deutschland”). The financing measures will include a rights offering of up to 269.6 million newly issued registered shares, which may be combined with a convertible bond issued to the Company and/or a loan provided by the Company. These measures are expected to be completed by no later than January 31, 2011 and are structured such that the Company’s shareholding in Sky Deutschland will not exceed 49.9% unless the Company elects to do so.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Full year earnings from affiliates were $448 million compared with losses from affiliates of $309 million in fiscal 2009. This significant improvement reflects higher contributions from BSkyB due to a favorable litigation settlement, as well as a gain related to the partial sale of its ITV investment combined with the absence of a prior year write-down of its ITV investment. In addition, the prior year also included a write-down of the Company’s investment in Sky Deutschland. Fourth quarter net earnings from affiliates increased $117 million to $177 million as compared to $60 million in the same period a year ago. The increase was primarily due to higher contributions from BSkyB as a result of its litigation settlement.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended June 30,		12 Months Ended June 30,
	% Owned		2010	2009	2010	2009
			US $ Millions
BSkyB	39%	(a)	$199	$54	$537	$156
Other affiliates	Various	(b)	(22)	6	(89)	(465)

Total equity earnings (losses) of affiliates			$177	$60	$448	$(309)

(a)	Please refer to BSkyB’s earnings releases for detailed information.

(b)	Primarily comprised of Sky Deutschland, NDS (beginning in February 2009), and Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	12 Months Ended June 30,
	2010	2009
Australian Dollar/U.S. Dollar	0.88	0.74
U.K. Pounds Sterling/U.S. Dollar	1.58	1.60
Euro/U.S. Dollar	1.39	1.37

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com

Audio from News Corporation’s conference call with analysts on the fourth quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070
Tony Santabarbara, Investor Relations 212-852-7840

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30,		12 Months Ended June 30,
	2010	2009	2010	2009
	US $ Millions (except share related amounts)
Revenues	$8,110	$7,670	$32,778	$30,423
Operating expenses	(5,203)	(4,983)	(21,015)	(19,563)
Selling, general and administrative expenses	(1,680)	(1,454)	(6,619)	(6,164)
Depreciation and amortization	(295)	(285)	(1,185)	(1,138)
Impairment and restructuring charges	(217)	(680)	(253)	(9,208)
Equity earnings (losses) of affiliates	177	60	448	(309)
Interest expense, net	(230)	(237)	(991)	(927)
Interest income	30	15	91	91
Other, net	212	(82)	69	1,256

Income (loss) before income tax expense	904	24	3,323	(5,539)
Income tax (expense) benefit	(2)	(207)	(679)	2,229

Net income (loss)	902	(183)	2,644	(3,310)
Less: Net income attributable to noncontrolling interests	(27)	(20)	(105)	(68)

Net income (loss) attributable to News Corporation stockholders	$875	$(203)	$2,539	$(3,378)

Weighted average shares: basic	2,621	2,614	2,619	2,613
diluted	2,631	2,614	2,628	2,613
Net income (loss) attributable to News Corporation stockholders basic and diluted earnings per share:	$0.33	$(0.08)	$0.97	$(1.29)

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	June 30, 2009
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$8,709	$6,540
Receivables, net	6,431	6,287
Inventories, net	2,392	2,477
Other	492	532

Total current assets	18,024	15,836

Non-current assets:
Receivables	346	282
Investments	3,515	2,957
Inventories, net	3,254	3,178
Property, plant and equipment, net	5,980	6,245
Intangible assets, net	8,306	8,925
Goodwill	13,749	14,382
Other non-current assets	1,210	1,316

Total non-current assets	36,360	37,285

Total assets	$54,384	$53,121

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$129	$2,085
Accounts payable, accrued expenses and other current liabilities	5,204	5,279
Participations, residuals and royalties payable	1,682	1,388
Program rights payable	1,135	1,115
Deferred revenue	712	772

Total current liabilities	8,862	10,639

Non-current liabilities:
Borrowings	13,191	12,204
Other liabilities	2,979	3,027
Deferred income taxes	3,486	3,276
Redeemable noncontrolling interests	325	343
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,408	17,354
Retained earnings and accumulated other comprehensive income	7,679	5,844

Total News Corporation stockholders’ equity	25,113	23,224
Noncontrolling interests	428	408

Total equity	25,541	23,632

Total liabilities and stockholders’ equity	$54,384	$53,121

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months Ended June 30,
	2010	2009
	US $ Millions
Operating activities:
Net income (loss)	$2,644	$(3,310)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,185	1,138
Amortization of cable distribution investments	84	88
Equity (earnings) losses of affiliates	(448)	309
Cash distributions received from affiliates	317	298
Impairment charges, net of tax of $19 million and $1.7 billion, respectively	181	7,189
Other, net	(69)	(1,256)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(282)	194
Inventories, net	(110)	(485)
Accounts payable and other liabilities	352	(1,917)

Net cash provided by operating activities	3,854	2,248

Investing activities:
Property, plant and equipment, net of acquisitions	(914)	(1,101)
Acquisitions, net of cash acquired	(143)	(809)
Investments in equity affiliates	(428)	(403)
Other investments	(85)	(76)
Proceeds from sale of investments and other non-current assets	1,257	1,762

Net cash used in investing activities	(313)	(627)

Financing activities:
Borrowings	1,027	1,040
Repayment of borrowings	(2,080)	(343)
Issuance of shares	24	4
Dividends paid	(418)	(366)
Purchase of subsidiary shares from noncontrolling interest	—	(38)
Other, net	2	18

Net cash (used in) provided by financing activities	(1,445)	315

Net increase in cash and cash equivalents	2,096	1,936
Cash and cash equivalents, beginning of period	6,540	4,662
Exchange movement on opening cash balance	73	(58)

Cash and cash equivalents, end of period	$8,709	$6,540

SEGMENT INFORMATION

	3 Months Ended June 30,		12 Months Ended June 30,
	2010	2009	2010		2009
	US $ Millions
Revenues

Filmed Entertainment	$1,790	$1,720	$7,631		$5,936
Television	1,047	938	4,228		4,051
Cable Network Programming	1,878	1,635	7,038		6,131
Direct Broadcast Satellite Television	913	945	3,802		3,760
Integrated Marketing Services	299	309	1,192		1,168
Newspapers and Information Services	1,524	1,400	6,087		5,858
Book Publishing	302	278	1,269		1,141
Other	357	445	1,531		2,378

	$8,110	$7,670	$32,778		$30,423

Segment Operating Income (Loss)[1]

Filmed Entertainment	$137	$203	$1,349		$848
Television	113	100	220		191
Cable Network Programming	563	429	2,268		1,653
Direct Broadcast Satellite Television	97	155	230		393
Integrated Marketing Services	82	102	(151	)*	353
Newspapers and Information Services	115	96	530		466
Book Publishing	(1)	(1)	88		17
Other	(174)	(136)	(575)		(363)

	$932	$948	$3,959	*	$3,558

*	Includes a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $4,459 million for the year ended June 30, 2010.

1.	Total segment operating income is a non-GAAP financial measure. See page 13 and 14 for a description of total segment operating income and for a reconciliation of total segment operating income (loss) before income tax expense. Prior year total segment operating income results have been conformed to the current year presentation.

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income (loss), and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income (loss) before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income (loss) before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income (loss) before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income (loss) before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, Equity earnings (losses) of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income (loss) before depreciation and amortization is defined as segment operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income (loss) before depreciation and amortization.

The following table reconciles segment operating income before depreciation and amortization to income (loss) before income tax expense.

	3 Months Ended June 30,		12 Months Ended June 30,
	2010	2009	2010	2009
	US $ Millions
Segment Operating income before depreciation and amortization	$1,247	$1,257	$5,228	$4,784
Depreciation and amortization	(295)	(285)	(1,185)	(1,138)
Amortization of cable distribution investments	(20)	(24)	(84)	(88)

Total Segment Operating income	932	948	3,959	3,558
Impairment and restructuring charges	(217)	(680)	(253)	(9,208)
Equity earnings (losses) of affiliates	177	60	448	(309)
Interest expense, net	(230)	(237)	(991)	(927)
Interest income	30	15	91	91
Other, net	212	(82)	69	1,256

Income (loss) before income tax expense	$904	$24	$3,323	$(5,539)

	For the Three Months Ended June 30, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$161	$(24)	$—	$137
Television	136	(23)	—	113
Cable Network Programming	621	(38)	(20)	563
Direct Broadcast Satellite Television	167	(70)	—	97
Integrated Marketing Services	85	(3)	—	82
Newspapers and Information Services	206	(91)	—	115
Book Publishing	3	(4)	—	(1)
Other	(132)	(42)	—	(174)

Consolidated Total	$1,247	$(295)	$(20)	$932

	For the Three Months Ended June 30, 2009 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$227	$(24)	$—	$203
Television	128	(28)	—	100
Cable Network Programming	490	(37)	(24)	429
Direct Broadcast Satellite Television	207	(52)	—	155
Integrated Marketing Services	104	(2)	—	102
Newspapers and Information Services	175	(79)	—	96
Book Publishing	2	(3)	—	(1)
Other	(76)	(60)	—	(136)

Consolidated Total	$1,257	$(285)	$(24)	$948

	For the Twelve Months Ended June 30, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$1,442	$(93)	$—	$1,349
Television	305	(85)	—	220
Cable Network Programming	2,505	(153)	(84)	2,268
Direct Broadcast Satellite Television	508	(278)	—	230
Integrated Marketing Services	(140)	(11)	—	(151)
Newspapers and Information Services	888	(358)	—	530
Book Publishing	104	(16)	—	88
Other	(384)	(191)	—	(575)

Consolidated Total	$5,228	$(1,185)	$(84)	$3,959

	For the Twelve Months Ended June 30, 2009 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$940	$(92)	$—	$848
Television	280	(89)	—	191
Cable Network Programming	1,878	(137)	(88)	1,653
Direct Broadcast Satellite Television	620	(227)	—	393
Integrated Marketing Services	363	(10)	—	353
Newspapers and Information Services	785	(319)	—	466
Book Publishing	26	(9)	—	17
Other	(108)	(255)	—	(363)

Consolidated Total	$4,784	$(1,138)	$(88)	$3,558